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                                                                     EXHIBIT 3.1

                         CERTIFICATE OF INCORPORATION

                                      OF

                                 RAMCAST CORP.

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          FIRST. The name of the Corporation is Ramcast Corp.

          SECOND. The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                         Preferred and Common Shares.
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          FOURTH. Authorized Shares.
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          1. The aggregate number of shares which
          the Corporation shall have authority to
          issue is 12,000, of which 2,000 shares
          of par value of $.01 per share shall be
          designated Preferred Shares, and 10,000
          shares of the par value of $.01 per
          share shall be designated Common Shares.
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             2.  Authority is hereby expressly granted to the
             Board of Directors from time to time to issue the Preferred Shares as Preferred Shares of any series and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof, the number of shares of such of series, and the designations, powers, preferences, and rights, and the qualifications, limitations, and restrictions, of such series, to the full extent now or hereafter permitted by the laws of the State of Delaware.

          FIFTH. The name and mailing address of the incorporator is Daniel I. De Wolf, of Camhy Karlinsky & Stein LLP, 1740 Broadway New York, New York 10011.

          SIXTH.  Election of directors need not be by written ballot.

          SEVENTH. The Board of Directors is authorized to adopt, amend, or repeal By-Laws of the Corporation (except as and to the extent provided in the By-Laws).

          EIGHTH. Any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, incorporator, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to be indemnified by the Corporation to the full extent then permitted by law against expenses (including reasonable counsel fees and disbursements), judgments, fines (including excise taxes

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assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article
EIGHTH. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, partner, trustee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person. The indemnification provided by this Article EIGHTH shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the By-Laws, by any agreement, by vote of stockholders, by resolution of disinterested directors, by provision of law, or otherwise.

          NINTH. No director of the Corporation shall be liable to the Corporation or any of is stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision does not eliminate the liability of the director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit. For purposes of the prior sentence, the term "damages" shall, to the extent permitted by law, include without limitation, any judgment, fine, amount paid in settlement, penalty, punitive damages, excise or other tax assessed with respect to an employee benefit plan, or expense of any nature (including, without limitation, reasonable counsel fees and disbursements). Each person who serves as a director of the corporation while this Article NINTH is in effect shall be deemed to be doing so in reliance on the provisions of

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this Article NINTH, and neither the amendment or repeal of this Article NINTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINTH, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for, arising out of, based upon, or in connection with any acts or omissions of such director occurring prior to such amendment, repeal, or adoption of an inconsistent provision. The provisions of this Article NINTH are cumulative and shall be in addition to and independent of any and all other limitations on or eliminations of the liabilities of directors of the Corporation, as such, whether such limitations or eliminations arise under or are created by any law, rule, regulation, by-law, agreement, vote of shareholders or disinterested directors, or otherwise.

     IN WITNESS WHEREOF, I have made, signed, and sealed this Certificate of
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Incorporation this 14th day of May, 1996.




                                   /s/ Daniel I. De Wolf
                                   ------------------------------------
                                   Daniel I. De Wolf, Incorporator

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